UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Loral Space & Communications Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 14, 2015

________________

The Annual Meeting of Stockholders of Loral Space & Communications Inc. (“Loral” or the “Company”) will be held at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York, at 10:30 A.M., on Thursday, May 14, 2015, for the purpose of:

1.	Electing to the Board of Directors the two nominees named in the accompanying Proxy Statement who have been nominated by the Board of Directors to serve as Class III directors;

2.	Acting upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015; and

3.	Acting upon a proposal to approve, on a non-binding, advisory basis, compensation of the Company’s named executive officers as described in the accompanying Proxy Statement.

The Board of Directors has fixed the close of business on March 31, 2015 as the date for determining stockholders of record entitled to receive notice of, and to vote at, the Annual Meeting.

The Board of Directors unanimously recommends that stockholders vote their shares in favor of the election of the Class III nominees and in favor of Proposals 2 and 3.

This Notice and accompanying Proxy Statement and proxy or voting instruction card will be first mailed to you and to other stockholders of record commencing on or about April 9, 2015.

All stockholders are cordially invited to attend the Annual Meeting. Stockholders may obtain directions to the Annual Meeting by contacting the Company’s investor relations department at (212) 697-1105. Whether or not you plan to attend, I hope that you will vote as soon as possible. Please review the instructions on the proxy or voting instruction card regarding your voting options.

By Order of the Board of Directors

Michael B. Targoff
Vice Chairman of the Board

April 9, 2015

Loral Space & Communications Inc.

888 Seventh Avenue

New York, New York 10106

PROXY STATEMENT

Questions and Answers About the Annual Meeting and Voting

Why did I receive this proxy statement?	We have sent you this Notice of Annual Meeting and Proxy Statement and proxy or voting instruction card because the Board of Directors (the “Board of Directors” or the “Board”) of Loral Space & Communications Inc. (“Loral” or the “Company”) is soliciting your proxy to vote at our Annual Meeting of Stockholders on May 14, 2015 (the “Annual Meeting”). This Proxy Statement contains information about the items being voted on at the Annual Meeting and information about us.

Who is entitled to vote?	You may vote on each matter properly submitted for stockholder action at the Annual Meeting if you were the record holder of our Voting Common Stock, par value $.01 per share (“Voting Common Stock”), as of the close of business on March 31, 2015. On March 31, 2015, there were 21,414,212 shares of our Voting Common Stock outstanding and entitled to vote at the Annual Meeting.

How many votes do I have?	Each share of our Voting Common Stock that you own entitles you to one vote on each matter properly submitted for stockholder action at the Annual Meeting.

What am I voting on?	You will be voting on the following:

• To elect to the Board of Directors the two nominees named in this Proxy Statement who have been nominated by the Board of Directors to serve as Class III directors;

• To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2015; and

• To approve, on a non-binding, advisory basis, compensation of the Company’s named executive officers as described in this Proxy Statement.

How do I vote?	You may vote in the following ways:

• By Mail: If you are a holder of record, you may vote by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold your shares in street name, please complete and mail the voting instruction card.

• By Telephone or Internet: If you hold your shares in street name, you may be able to provide instructions to vote your shares by telephone or over the Internet. Please follow the instructions on your voting instruction card.

• At the Annual Meeting: If you are planning to attend the Annual Meeting and wish to vote your shares in person, we will give you a ballot at the meeting. If your shares are held in street name, you need to bring an account statement or letter from your broker, bank or other nominee indicating that you were the beneficial owner of the shares on March 31, 2015, the record date for voting. You will also need to obtain a proxy from your bank, broker or other nominee to vote the shares you beneficially own at the meeting. Even if you plan to be present at the meeting, we encourage you to complete and mail the enclosed card to vote your shares by proxy.

What if I return my proxy or voting instruction card but do not mark it to show how I am voting?	Your shares will be voted according to the instructions you have indicated on your proxy or voting instruction card. If no direction is indicated, your shares will be voted “FOR” the election of the Class III nominees and “FOR” Proposals 2 and 3.

May I change my vote after I return my proxy or voting instruction card?	You may change your vote at any time before your shares are voted at the Annual Meeting in one of three ways:

• Notify our Corporate Secretary in writing before the Annual Meeting that you are revoking your proxy;

• Submit another proxy by mail, telephone or the Internet (or voting instruction card if you hold your shares in street name) with a later date; or

• Vote in person at the Annual Meeting.

What does it mean if I receive more than one proxy or voting instruction card?	It means you have multiple accounts at the transfer agent and/or with banks and stockbrokers. Please vote all of your shares.

What constitutes a quorum?	Any number of stockholders, together holding at least a majority in voting power of the capital stock of the Company issued and outstanding and generally entitled to vote in the election of directors, present in person or represented by proxy at any meeting duly called, shall constitute a quorum for the transaction of all business. Abstentions and “broker non-votes” are counted as shares “present” at the meeting for purposes of determining whether a quorum exists. A “broker non-vote” occurs when shares held of record by a bank, broker or other holder of record for a beneficial owner are deemed present at the meeting for purposes of a quorum but are not voted on a particular proposal because that record holder does not have discretionary voting power for that particular matter under the applicable rules of the Nasdaq National Market and has not received voting instructions from the beneficial owner.

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What vote is required in order to approve Proposals 1 and 2?	Proposal 1 (Election of Directors): The two nominees named in this Proxy Statement who have been nominated by the Board of Directors to serve as Class III directors will be elected to the Class III directorships by plurality vote. This means that the two nominees with the most votes cast in their favor will be elected to the Class III directorships. Votes withheld from one or more director nominees will have no effect on the election of any director from whom votes are withheld. If you do not want to vote your shares for a nominee, you may indicate that in the space provided on the proxy card or the voting instruction card or withhold authority as prompted during telephone or Internet voting. In the unanticipated event that a director nominee is unable or declines to serve, the proxy will be voted for such other person as shall be designated by the Board of Directors to replace the nominee, or in lieu thereof, the Board may reduce the number of directors.

Proposal 2 (Ratification of Appointment of Deloitte & Touche LLP): This proposal requires the affirmative vote of the holders of a majority of the voting power of our outstanding Voting Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal 2. Abstentions will have the effect of votes against the proposal. “Broker non-votes,” if any, will not have any effect on the adoption of the proposal.

What is the standard for approving the non-binding, advisory proposal (Proposal 3)?	Proposal 3 (Advisory Vote on Compensation Paid to Named Executive Officers): This proposal requires the affirmative vote of the holders of a majority of the voting power of our outstanding Voting Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal 3. Abstentions will have the effect of votes against the proposal. “Broker non-votes,” if any, will not have any effect on the adoption of the proposal. The results of this vote are not binding on the Board, whether or not it is adopted by the aforementioned voting standard. In evaluating the vote on this advisory resolution, the Board will consider the voting results in their entirety.

May my broker vote my shares?	Brokers may no longer use discretionary authority to vote shares on the election of directors or non-routine matters if they have not received instructions from their clients. It is important, therefore, that you cast your vote if you want it to count in the election of directors (Proposal 1) or in the advisory vote on compensation paid to our named executive officers (Proposal 3). Your broker has the authority to exercise discretion with respect to ratification of appointment of Deloitte & Touche LLP (Proposal 2) if it has not received your instructions for that proposal because that matter is treated as routine under applicable rules.

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How will voting on any other business be conducted?	We do not know of any business or proposals to be considered at the Annual Meeting other than those set forth in this Proxy Statement. If any other business is properly presented at the Annual Meeting, the proxies received from our stockholders give the proxy holders the authority to vote on the matter in their sole discretion. In accordance with our Bylaws, no business (other than the election of the two Class III nominees and Proposals 2 and 3) may be brought before the Annual Meeting unless such business is brought by or at the direction of the Board or a committee of the Board.

Who will count the votes?	Computershare will act as the inspector of election and will tabulate the votes.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to Be Held on May 14, 2015

The 2015 Proxy Statement, a form of proxy and Loral’s Annual Report on Form 10-K for the year ended December 31, 2014 are available at: www.loral.com.

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PROPOSAL 1 — ELECTION OF DIRECTORS

The Company has three classes of directors serving staggered three-year terms, with each of Class I and Class II consisting of two directorships and Class III consisting of three directorships. The terms of the Class I, II and III directorships expire on the date of the Annual Meeting in 2016, 2017 and 2015, respectively.

At the Annual Meeting, stockholders will be asked to elect the two nominees named in this Proxy Statement who have been nominated by the Board of Directors to serve as Class III directors. Dr. Mark H. Rachesky, a current Class III director, and Ms. Janet T. Yeung are the nominees to serve as Class III directors for a new three-year term. One Class III directorship is currently vacant and will be vacant at the time of the Annual Meeting and until the Board either reduces its size or elects a candidate to fill such vacancy. Each nominee will serve for a term of three years and will remain in office until a qualified successor director has been elected or until he or she resigns or is removed from the Board. Class III directors will be elected by plurality vote. The Board of Directors unanimously recommends a vote FOR the director nominees.

Nominees for Election to the Board of Directors in 2015

The following are brief biographical sketches of each of our nominees, including their experience, qualifications, attributes and skills, which, taken as a whole, have enabled the Board to conclude that each nominee should, in light of the Company’s business and structure, serve as a director of the Company.

Nominees for Class III Directorships — Term Expiring in 2018

Mark H. Rachesky, M.D.
Age:	56

Director Since:	November 2005

Class:	Class III

Business Experience:	Dr. Rachesky has been non-executive Chairman of the Board of Loral since March 1, 2006. Dr. Rachesky also has been non-executive Chairman of the Board and a member of the Compensation and Corporate Governance Committee of Telesat Canada (“Telesat”), a subsidiary of Telesat Holdings Inc. (“Telesat Holdings”), since the Company acquired its interest in Telesat Holdings in October 2007. Dr. Rachesky founded MHR Fund Management LLC (“MHR”) and has been its President since 1996. MHR is an investment manager of various private investment funds that invest in inefficient market sectors, including special situation equities and distressed investments.

Other Directorships (current):	Director and member of the Governance and Nominating Committee and Compensation Committee of Emisphere Technologies, Inc.; Non-executive Chairman of the Board and member of the Strategic Advisory Committee and Compensation Committee of Lions Gate Entertainment Corp.; Director and member of the Nominating and Governance Committee, Finance Committee and Compensation Committee of Navistar International Corporation; Director and member of the Governance and Nominating Committee and Compensation Committee of Titan International Inc.

Other Directorships (previous within the last five years):	Director of Leap Wireless International, Inc.

Qualifications:	Dr. Rachesky’s qualifications for service on our Board include his demonstrated leadership skills as well as his extensive financial expertise and broad-based business knowledge and relationships. In addition, as the President of MHR, with a demonstrated investment record in companies engaged in a wide range of businesses over the last 18 years, together with his experience as chairman and director of other public and private companies, Dr. Rachesky brings to the Company broad and insightful perspectives relating to economic, financial and business conditions affecting the Company and its strategic direction.

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Janet T. Yeung
Age:	50

Class:	Class III

Business Experience:	Since May 2012, Ms. Yeung has been Principal and General Counsel of MHR. From July 2008 to May 2012, Ms. Yeung was Principal and Counsel of MHR. From 2000 to June 2008, Ms. Yeung was Vice President and Deputy General Counsel of Loral and its predecessor.

Qualifications:	Ms. Yeung’s qualifications for service on our Board include her having previously served as an officer of the Company and, as a result, her familiarity with and extensive knowledge of the Company and the satellite industry. In addition, through her broad and deep experience in structuring, negotiating and implementing a wide variety of corporate transactions and financings during her tenure at the Company and at MHR, she has gained a considerable understanding of the issues that face the Company which will enable her to offer the Board a broad perspective and advice on corporate governance, risk management and legal issues facing the Company today.

Continuing Members of the Board of Directors

The following are brief biographical sketches of each of our directors whose term continues beyond 2015 and who is not subject to election this year, including his experience, qualifications, attributes and skills, which, taken as a whole, have enabled the Board to conclude that each director should, in light of the Company’s business and structure, serve as a director of the Company.

Class I Directors — Term Expiring in 2016

Arthur L. Simon
Age:	83

Director Since:	November 2005

Class:	Class I

Business Experience:	Mr. Simon is retired. Before his retirement, Mr. Simon was a partner at Coopers & Lybrand L.L.P., Certified Public Accountants, from 1968 to 1994.

Other Directorships (current):	Director and member of the Audit and Nominating/Corporate Governance Committees of L-3 Communications Corporation

Qualifications:	Mr. Simon’s qualifications for service on our Board include his significant experience in the satellite industry, having served as a director of the Company and its predecessors for more than 15 years. He also has significant expertise and background with regard to accounting and internal controls, having served in a public accounting firm for 38 years, 25 of which were as a partner, and having co-founded the aerospace/defense contracting group at his former firm. In addition, he brings to the Company substantial business knowledge gained while serving as an independent director for another public company in the aerospace and defense industry.

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John P. Stenbit
Age:	74

Director Since:	June 2006

Class:	Class I

Business Experience:	Mr. Stenbit is a consultant for various government and commercial clients. Mr. Stenbit is also Director and Chairman of the Audit Committee of Defense Group Inc., a private corporation, a Trustee of The Mitre Corp., a not-for-profit corporation, and a member of the Advisory Boards of the National Security Agency and the Science Advisory Group of the US Strategic Command. From 2001 to his retirement in March 2004, he was Assistant Secretary of Defense of Networks and Information Integration/Department of Defense Chief Information Officer.

Other Directorships (current):	Director and member of the Nominating and Corporate Governance and Compensation and Human Resources Committees of ViaSat, Inc.

Other Directorships (previous within the last five years):	Director of Cogent, Inc.

Qualifications:	Mr. Stenbit’s qualifications for service on our Board include his significant experience in the aerospace and satellite industries, having previously served as a senior executive of TRW for 10 years in positions with financial oversight responsibilities. He also has had a distinguished career of government service focused on the telecommunications and command and control fields. In addition, he brings to the Company a breadth of business knowledge gained while serving as an independent director for other technology companies.

Class II Directors —Term Expiring in 2017

John D. Harkey, Jr.
Age:	54

Director Since:	November 2005

Class:	Class II

Business Experience:	Mr. Harkey has been Chairman and Chief Executive Officer of Consolidated Restaurant Companies, Inc. since 1998.

Other Directorships (current):	Director of Emisphere Technologies, Inc.

Other Directorships (previous within the last five years):	Director of Energy Transfer Equity, L.P., Energy Transfer Partners, L.P., Leap Wireless International, Inc. and Regency Energy Partners LP

Qualifications:	Mr. Harkey’s qualifications for service on our Board include his ability to provide the insight and perspectives of a successful and long-serving active chief executive officer of a major restaurant company. His current and prior experience serving on the boards of several other public companies in diverse industries allows him to offer a broad perspective on corporate governance, risk management and operating issues facing corporations today.

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Michael B. Targoff
Age:	70

Director Since:	November 2005

Class:	Class II

Business Experience:	Mr. Targoff has been Vice Chairman of Loral since November 21, 2005 and a consultant to the Company since December 15, 2012. Mr. Targoff was Chief Executive Officer of Loral from March 1, 2006 to December 14, 2012 and President of Loral from January 8, 2008 to December 14, 2012. Mr. Targoff also has been a Director and member of the Audit Committee of Telesat since the Company acquired its interest in Telesat Holdings in October 2007. From 1998 to February 2006, Mr. Targoff was founder and principal of Michael B. Targoff & Co., a private investment company.

Other Directorships (previous within the last five years):	Director of CPI International, Inc., ViaSat, Inc. and Leap Wireless International, Inc.

Qualifications:	Mr. Targoff’s qualifications for service on our Board include his extensive understanding and knowledge of our business and the satellite industry, as well as demonstrated leadership skills and operating experience, acquired during more than 20 years of serving as a senior executive of the Company and its predecessors. As a director of other public and private companies in the telecommunications industry, Mr. Targoff also brings to the Company a broad-based business knowledge and substantial financial expertise.

Additional Information Concerning the Board of Directors of the Company

During 2014, the Board of Directors held 17 meetings. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and of committees of the Board of which he was a member. We do not have a policy regarding directors’ attendance at annual meetings. One member of the Board attended the 2014 Annual Meeting of Stockholders in person, and five members attended the meeting by telephone.

Director Independence

The Company is listed on the Nasdaq Stock Market and complies with the Nasdaq listing requirements regarding independent directors. Under Nasdaq’s Marketplace Rules, the definition of an “independent director” is a person other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has reviewed such information as the Board has deemed appropriate for purposes of determining whether any of the directors has a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, including the beneficial ownership by our directors of Voting Common Stock (see “Ownership of Voting Common Stock – Voting Common Stock Ownership by Directors and Executive Officers”) and transactions between the Company on the one hand, and our directors and their affiliates, on the other hand (see “Certain Relationships and Related Party Transactions”). Based on such review, the Board of Directors has determined that all of our current directors, except for Mr. Targoff, were in 2014, and are currently, independent directors, and Ms. Yeung, who is a nominee for a Class III directorship, if elected, would be independent; independent directors, therefore, constitute a majority of our Board. Non-management directors meet periodically in executive session without members of the Company’s management at the conclusion of regularly scheduled Board meetings. Mr. Targoff is not a member of any of the compensation, nominating or audit committees of the Company.

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Indemnification Agreements

We have entered into Officers’ and Directors’ Indemnification Agreements (each, an “Indemnification Agreement”) with our directors and officers (each officer and director with an Indemnification Agreement, an “Indemnitee”). The Indemnification Agreement requires us to indemnify the Indemnitee if the Indemnitee is a party to or threatened to be made a party to or is otherwise involved in any Proceeding (as that term is used in the Indemnification Agreement), except with regard to any Proceeding by or in our right to procure a judgment in our favor, against all Expenses and Losses (as those terms are used in the Indemnification Agreement), including judgments, fines, penalties and amounts paid in settlement, subject to certain conditions, actually and reasonably incurred in connection with such Proceeding, if the Indemnitee acted in good faith for a purpose which he or she reasonably believed to be in or not opposed to our best interests. With regard to Proceedings by or in our right, the Indemnification Agreement provides similar terms of indemnification; no indemnification will be made, however, with respect to any claim, issue or matter as to which the Indemnitee shall have been adjudged to be liable to us, unless a court determines that the Indemnitee is entitled to indemnification for such portion of the Expenses as the court deems proper, all as detailed further in the Indemnification Agreement. The Indemnification Agreement also requires us to indemnify an Indemnitee where the Indemnitee is successful, on the merits or otherwise, in the defense of any claim, issue or matter therein, as well as in other circumstances delineated in the Indemnification Agreement. The indemnification provided for by the Indemnification Agreement is subject to certain exclusions detailed therein. Loral Holdings Corporation guarantees the due and punctual payment of all of our obligations under the Indemnification Agreements.

Directors and Officers Liability Insurance

We have purchased insurance from various insurance companies against obligations we might incur as a result of our indemnification obligations of directors and officers for certain liabilities they might incur and insuring such directors and officers for additional liabilities against which they might not be indemnified by us. We have also procured coverage for our own liabilities in certain circumstances. For the period from February 1, 2015 to January 31, 2016, we purchased a director and officer liability policy and a separate fiduciary liability policy. Our cost for the annual insurance premiums for these policies is $597,530 in the aggregate.

Board Leadership Structure

Our Bylaws do not require that the positions of Chairman of the Board and Chief Executive Officer be held by the same person or by different individuals, and our Board does not have a formal policy with respect to the separation or combination of these offices. After our corporate office restructuring resulting from the sale (the “SS/L Sale”) in 2012 of our former subsidiary, Space Systems/Loral, LLC (formerly known as Space Systems/Loral, Inc. (“SS/L”)), including the termination of Mr. Targoff’s employment as Chief Executive Officer and President of the Company, the Board did not believe that going forward it was necessary for the Company to employ a Chief Executive Officer. Thus, the position of Chief Executive Officer during 2014 was, and currently is, vacant.

Board Role in Risk Oversight

The Board recognizes its duty to assure itself that the Company has effective procedures for assessing and managing risks to the Company’s governance, strategy and planning, operations and infrastructure, compliance and reporting. The Board has delegated to the Audit Committee the responsibility for monitoring and overseeing the Company’s processes and procedures for risk assessment, risk management and compliance, including periodic reports on compliance with law and Company policies and consequent corrective action, if any. At the request of the Audit Committee, management has developed and implemented a comprehensive enterprise risk management program. This program identifies and focuses on the particular risks that the Company faces, determines the risks that could have a material adverse effect on the Company, establishes and documents a mitigation plan for all significant risks and identifies risks that may not be able to be mitigated. The enterprise risk management program is linked to the Company’s program for compliance with Sarbanes Oxley 404 and is coordinated with entity level controls and financial risk and fraud assessment processes that are also in place. The Chair of the Audit Committee reports on any significant risk matters to the Board as part of his reports on the Committee’s meetings and activities.

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Director Compensation

Board and Committee Compensation Structure

The compensation structure adopted by the Board of Directors and in effect for 2014 was designed to achieve the following goals:

•	fairly pay directors for work required for a company of Loral’s size and scope; and

•	provide a compensation structure that is simple, transparent and easy to understand.

The compensation structure in effect for 2014 was as follows:

Board and Committee Compensation Structure

			Telephonic
			Meeting Fee
	Annual	In-Person	(over
	Fee(1)	Meeting Fee(2)	30 minutes)(3)	Medical

Board of Directors	$75,000	$1,500	$1,000	Eligible for Loral Medical Plan at Company’s expense if not otherwise employed full-time

Executive Committee	No extra fees unless set on an ad hoc basis by Board of Directors

Audit Committee
Chairman	$70,000	$1,000	$500
Member	$60,000	$1,000	$500

Compensation Committee
Chairman	$5,000	$1,000	$500
Member	$2,000	$1,000	$500

Nominating Committee
Chairman	$5,000	$1,000	$500
Member	$2,000	$1,000	$500

_______________________________

(1)	Annual fees are payable to all directors, including Company employees and consultants; fee is payable in three installments: on or about the date of the Company’s Annual Meeting of Stockholders and four and eight months thereafter.

(2)	In-person meeting fees are not paid to Company employees or consultants.

(3)	Telephonic meeting fees are not paid to Company employees or consultants. For meetings of less than 30 minutes in duration, per-meeting fees may be paid if, in the discretion of the Chairman of the Board or Committee, as applicable, meaningful preparation was required in advance of the meeting.

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Directors Compensation for Fiscal 2014

For fiscal year 2014, Loral provided the compensation set forth in the table below to its directors.

2014 Director Compensation

	Fees
	Earned	All
	or Paid	Other
	in Cash	Compensation
Name	($)	($)	Total

Mark H. Rachesky, M.D.	$83,000	—	$83,000

Michael B. Targoff(1)	$75,000	$1,459,088	$1,534,088

Hal Goldstein	$79,000	—	$79,000

John D. Harkey, Jr.	$148,500	—	$148,500

Arthur L. Simon	$153,000	—	$153,000

John P. Stenbit	$143,000	—	$143,000

_______________________________

(1)	The amount set forth in the “All Other Compensation” column for Mr. Targoff represents (x) $1,440,000 in consulting fees under his consulting agreement with the Company for the year ending December 31, 2014; and (y) $19,088 in medical benefits for participation in our medical plan. The column does not reflect the $204,000 that Mr. Targoff paid the Company in 2014 ($17,000 each month) as reimbursement for the use of office space, office services and an administrative assistant provided by the Company. Effective January 1, 2015, Mr. Targoff reimburses the Company for net expenses of $63,000 per year ($5,250 per month). See “Certain Relationships and Related Transactions — Consulting Agreement” for a description of the Company’s consulting agreement with Mr. Targoff.

Committees of the Board of Directors

The Company’s standing committees of the Board of Directors are the Audit Committee, the Compensation Committee, the Executive Committee and the Nominating Committee. The charters of the Audit Committee, the Compensation Committee and the Nominating Committee are available on the Investor Relations — Corporate Governance section of our website at www.loral.com. These documents are also available upon written request to: Investor Relations, Loral Space & Communications Inc., 888 Seventh Avenue, New York, New York 10106. The Executive Committee does not have a charter. Information concerning these committees is set out below.

Audit Committee

Members:	Arthur L. Simon (Chairman), John D. Harkey, Jr., John P. Stenbit
Number of Meetings in 2014:	8

The Board of Directors has determined that all of the members of the Audit Committee meet the independence and experience requirements of the Securities and Exchange Commission (“SEC”) and the Nasdaq Stock Market. Moreover, the Board has determined that one of the Committee’s members, Mr. Simon, qualifies as an “audit committee financial expert” as defined by the SEC.

The Audit Committee is generally responsible for, among other things, (i) the appointment, termination and compensation of the Company’s independent registered public accounting firm and oversight of its services; (ii) approval of any non-audit services to be performed by the independent registered public accounting firm and related compensation; (iii) reviewing the scope of the audit proposed for the current year and its results; (iv) reviewing the adequacy of our disclosure and accounting and financial controls; (v) reviewing the annual and quarterly financial statements and related disclosures with management and the independent registered public accounting firm; (vi) monitoring the Company’s and the independent registered public accounting firm’s annual performance under the requirements of Sarbanes Oxley Act Section 404; and (vii) reviewing the Company’s internal audit function, which, after the SS/L Sale, the Company has outsourced to a major certified public accounting firm, and findings from completed outsourced internal audits. The Audit Committee is also responsible for monitoring and overseeing the Company’s processes and procedures for risk assessment, risk management and compliance (see “Additional Information Concerning the Board of Directors of the Company – Board Role in Risk Oversight”).

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In addition, the Audit Committee, with input from management, reviews the Company’s compensation policies and practices for all employees to determine whether such policies and practices encourage excessive or unnecessary risk-taking that could have a material adverse effect on the Company. Based on such review, the Audit Committee believes that such policies and practices are not likely to have a material adverse effect on the Company.

Compensation Committee

Members:	Mark H. Rachesky, M.D. (Chairman), John D. Harkey, Jr.
Number of Meetings in 2014:	1

Our Compensation Committee has primary responsibility for overseeing our executive compensation program, including compensation of our named executive officers listed in the compensation tables that follow. Our Compensation Committee is composed of independent directors, as determined by Nasdaq listing standards. The Compensation Committee’s responsibilities are set forth in its charter. In order to fulfill its responsibilities pertaining to executive and director compensation, the Compensation Committee:

•	reviews, approves and, when appropriate, recommends to the Board the compensation of officers and other senior executives of the Company;

•	proposes the adoption, amendment and termination of compensation plans and programs and oversees the administration of these plans and programs;

•	reviews, approves and, when appropriate, recommends to the Board the form and amount of all stock incentive awards provided to eligible executives pursuant to our Amended and Restated 2005 Stock Incentive Plan; and

•	reviews and recommends to the Board the form and amount of compensation paid to the Company’s directors.

Our Compensation Committee has the authority to retain a consulting firm to assist it in the evaluation of compensation for our officers and has the authority to approve the consultant’s fees and other retention terms. In 2014, the Compensation Committee did not retain any compensation consultants to assist in general or perform any other compensation analyses or reviews.

Compensation Committee Interlocks and Insider Participation

Dr. Mark H. Rachesky and John D. Harkey, Jr. served as members of the Compensation Committee during 2014. No member of the Compensation Committee is a present or former officer of, or employed by, the Company or its subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any other entity the executive officers of which entity serve on either the Company’s Board of Directors or Compensation Committee. Dr. Rachesky founded, and serves as President of, MHR, affiliated funds of which have engaged in transactions with the Company. See “Certain Relationships and Related Transactions – MHR Fund Management LLC.”

Executive Committee

Members:	Michael B. Targoff (Chairman), Mark H. Rachesky, M.D.
Number of Meetings in 2014:	2

The Executive Committee performs such duties as are from time to time determined and assigned to it by the Board of Directors.

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Nominating Committee

Members:	John D. Harkey, Jr. (Sole Member and Chairman)
Number of Meetings in 2014:	1

The Nominating Committee assists the Board of Directors in (i) identifying individuals qualified to become members of the Board (consistent with criteria approved by the Board) and (ii) selecting, or recommending that the Board select, the director nominees for the next annual meeting of stockholders. The Nominating Committee will consider candidates for nomination as a director recommended by stockholders, directors, officers, third party search firms and other sources. Under its charter, the Nominating Committee seeks director nominees who have demonstrated exceptional ability and judgment. Nominees will be chosen with the primary goal of ensuring that the entire Board collectively serves the interests of the stockholders. Due consideration will be given to assessing the qualifications of potential nominees and any potential conflicts with the Company’s interests. The Nominating Committee will also assess the contributions of the Company’s incumbent directors in connection with their potential re-nomination. In identifying and recommending director nominees, the Nominating Committee members may take into account such factors as they determine appropriate, including any recommendations made by the Chief Executive Officer and stockholders of the Company. The Nominating Committee will review all candidates in the same manner, regardless of the source of the recommendation. Individuals recommended by stockholders for nomination as a director will be considered in accordance with the procedures described under “Other Matters – Stockholder Proposals for 2016.”

Neither the Nominating Committee nor the Board has a formal policy with regard to the consideration of diversity in identifying director candidates. As discussed above, however, the primary goal of the Nominating Committee is to identify candidates to ensure that the entire Board collectively serves the interests of the stockholders. Thus, in striving to achieve this goal, the Nominating Committee believes it is appropriate to consider a broad range of factors, including, among others, age, experience, skill, judgment and diversity of ethnic and cultural background of candidates for director.

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PROPOSAL 2 — INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders will act upon a proposal to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company. If the stockholders, by the affirmative vote of the holders of a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on this proposal, do not ratify the selection of Deloitte & Touche LLP, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee.

Background

The Audit Committee has selected Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2015. Deloitte & Touche LLP has advised the Company that it has no direct or indirect financial interest in the Company or any of its subsidiaries and that it has had, during the last three years, no connection with the Company or any of its subsidiaries other than as our independent registered public accounting firm and certain other activities as described below.

In accordance with its charter, the Audit Committee has established pre-approval policies with respect to annual audit, other audit and audit related services and certain permitted non-audit services to be provided by our independent registered public accounting firm and related fees. The Audit Committee has pre-approved detailed, specific services. Fees related to the annual audits of our consolidated financial statements, including the Section 404 attestation, are specifically approved by the Audit Committee on an annual basis. All fees for pre-approved other audit and audit related services are pre-approved annually or more frequently, if required, up to a maximum amount equal to 50% of the annual audit fee as reported in our most recently filed proxy statement with the SEC. All fees for pre-approved permitted non-audit services are pre-approved annually or more frequently, if required, up to a maximum amount equal to 50% of the fees for audit and audit related services as reported in our most recently filed proxy statement with the SEC. The Audit Committee also pre-approves any proposed engagement to provide permitted services not included in the approved list of audit and permitted non-audit services and for fees in excess of amounts previously pre-approved. The Audit Committee chairman or another designated committee member may approve these services and related fees and expenses on behalf of the Audit Committee, and the Company promptly reports such approval to the Audit Committee.

Financial Statements and Reports

The financial statements of the Company for the year ended December 31, 2014 and the reports of the independent registered public accounting firm will be presented at the Annual Meeting. Deloitte & Touche LLP will have a representative present at the meeting who will have an opportunity to make a statement if he or she so desires and to respond to appropriate questions from stockholders.

Services

During 2013 and 2014, Deloitte & Touche LLP and its affiliates (collectively, “Deloitte”) provided services consisting of the audit of the annual consolidated financial statements and internal controls over financial reporting of the Company, review of the quarterly financial statements of the Company, accounting consultations and consents and other services related to SEC filings by the Company and its subsidiaries and other pertinent matters. Deloitte also provided other permitted services to the Company in 2013 and 2014 consisting primarily of tax compliance, consultation and related services.

Audit Fees

The aggregate fees billed or expected to be billed by Deloitte for professional services rendered for the audit of the Company’s annual consolidated financial statements and internal controls over financial reporting for the fiscal years ended 2013 and 2014, for the reviews of the condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q for the 2013 and 2014 fiscal years and for accounting research and consultation related to the audits and reviews totaled approximately $841,600 for 2013 and $801,000 for 2014. These fees were approved by the Audit Committee.

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Audit-Related Fees

The aggregate fees billed by Deloitte for audit-related services for the fiscal years ended 2013 and 2014 were $10,500 and $83,200, respectively. These fees related to research and consultation on various filings with the SEC and due diligence services and were approved by the Audit Committee.

Tax Fees

The aggregate fees billed by Deloitte for tax-related services for the fiscal years ended 2013 and 2014 were $1,441,500 and $660,000, respectively. These fees related to tax consultation, preparation of federal and state tax returns and related services and were approved by the Audit Committee.

All Other Fees

There were no fees billed by Deloitte for services rendered to the Company other than the services described above under “Audit Fees,” “Audit-Related Fees” and “Tax Fees” for the fiscal years ended 2013 and 2014.

In its approval of these non-audit services, the Audit Committee has considered whether the provision of non-audit services is compatible with maintaining Deloitte’s independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE THEIR SHARES FOR THE PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2015.

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PROPOSAL 3 — ADVISORY VOTE ON

COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS

As required by Rule 14a-21(a) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), we are seeking an advisory vote on the compensation of the Company’s named executive officers as disclosed in the section of this Proxy Statement titled “Executive Compensation,” including the Compensation Discussion and Analysis, compensation tables and narrative discussion that follows the tables.

Our compensation program for our named executive officers is designed to (i) retain our named executive officers, who are critical to our long-term success; and (ii) motivate and reward them for achieving our short-term business and long-term strategic goals. We believe that in 2014 our executive compensation program was successful in implementing these objectives.

Stockholders are urged to read the Compensation Discussion and Analysis, compensation tables and narrative discussion in this Proxy Statement, which discuss in greater detail our compensation philosophy, policies and procedures. The Board believes that the compensation paid to our named executive officers is necessary, appropriate and properly aligned with our compensation philosophy and policies.

Stockholders are being asked to approve the following advisory resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

Although the vote is non-binding, the Board of Directors and the Compensation Committee will consider the voting results, along with other relevant factors, in connection with their ongoing evaluation of the Company’s compensation programs.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE THEIR SHARES, ON A NON-BINDING, ADVISORY BASIS, FOR THE PROPOSAL TO APPROVE THE COMPANY’S COMPENSATION OF ITS NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

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REPORT OF THE AUDIT COMMITTEE

The Directors who serve on the Audit Committee are all “independent” for purposes of Nasdaq listing standards and applicable SEC rules and regulations. Among its functions, the Audit Committee reviews the financial reporting process of the Company on behalf of the Board of Directors. Management has the primary responsibility for the consolidated financial statements and the financial reporting process. The independent registered public accounting firm is responsible for expressing opinions on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States of America and on the effectiveness, in all material respects, of internal control over financial reporting, based on criteria established in “Internal Control – An Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have reviewed and discussed with management the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, which includes the Company’s audited consolidated financial statements for the year ended December 31, 2014, and management’s assessment of, and the independent audit of, the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014.

For 2014, the Audit Committee operated under a written charter adopted by the Board of Directors which is available on the Company’s website at www.loral.com. All of the responsibilities enumerated in such charter, as in effect during 2014, were fulfilled for the year ended December 31, 2014.

We have reviewed and discussed with management and the independent registered public accounting firm, Deloitte & Touche LLP, the Company’s consolidated financial statements as of and for the year ended December 31, 2014.

We have discussed with the independent registered public accounting firm, Deloitte & Touche LLP, the matters required to be discussed by the Sarbanes-Oxley Act of 2002 and PCAOB Interim Standard, Communication with Audit Committees, as amended, Rule 2-07, Communication with the Audit Committee, of Regulation S-X of the SEC and PCAOB Auditing Standard No. 5.

We have received and reviewed the written disclosures from Deloitte & Touche LLP, required by PCAOB Rule 3526, “Communications with Audit Committees Concerning Independence,” and have discussed with the independent registered public accounting firm the firm’s independence.

Based on the activities referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

The Audit Committee

Arthur L. Simon, Chairman
John D. Harkey, Jr.
John P. Stenbit

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Discussion and Analysis explains the Company’s executive compensation program as it relates to the following named executive officers.

Name	Title

Avi Katz	President, General Counsel and Secretary

John Capogrossi	Vice President, Chief Financial Officer, Treasurer and Controller

Objectives and Philosophy

Our compensation program for our named executive officers is established and administered by our Compensation Committee (the “Committee”) and is designed to (i)  retain our named executive officers, who are critical to our long-term success; and (ii) motivate and reward them for achieving our short-term business and long-term strategic goals.

Compensation for our named executive officers consists of “total direct compensation,” certain other compensatory benefits (including perquisites and retirement benefits) and potential compensation payable in the event of the executive’s termination of employment. “Total direct compensation” is comprised of base salary and annual bonus compensation (included in the Summary Compensation Table in the Bonus column). Each of these elements of total direct compensation is discussed in more detail below.

Consistent with our retention objectives, we seek to provide compensation for the named executive officers at levels that are competitive in our industry, which is highly specialized and generally comprised of firms that are significantly larger in size than we are and for which the supply of qualified and talented executives is limited. For these reasons, historically, we have set total direct compensation levels for our named executive officers between the 50th and 75th percentile for comparable positions at our peer companies. While our overall objectives and philosophy for 2014 remained the same as in prior years, because the Company was engaged during 2014 in a process to explore potential strategic transactions involving the possible sale of Loral (explained in more detail below), the Committee did not believe it was necessary or appropriate to perform a direct comparative analysis with peer companies with respect to compensation paid to or earned by our named executive officers in 2014. See “The Role of Peer Groups, Compensation Consultants, Surveys and Market Analysis” below.

Determination of Compensation

The Committee considers a variety of factors when determining total direct compensation levels for our named executive officers, including:

•	each executive officer’s role and level of responsibilities;

•	the total compensation for each executive officer during prior years; and

•	the potential for each executive officer to contribute to our strategic objectives and future success.

In addition to total direct compensation, the Committee also considers other compensatory benefits and potential compensation payable to executive officers in determining compensation levels for the named executive officers. These other benefits and compensation include retirement benefits and potential benefits which may be payable upon separation from the Company. The nature of this other compensation is different from total direct compensation because it involves, in the case of retirement benefits, compensation payable only in the future, and, in the case of termination benefits, compensation which is contingent upon the possible occurrence of future events. When making pay decisions, the Committee does not consider each element of compensation in isolation; rather, the Committee considers the overall compensation package for each named executive officer with a view to ensuring that it is properly balanced to achieve the objectives noted above.

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The Role of Peer Groups, Compensation Consultants, Surveys and Market Analysis

The Committee has in the past from time-to-time reviewed market analyses assessing the extent to which the compensation program established for our named executive officers is competitive when compared with executive compensation programs established by a group of peer companies to ascertain whether the Company is paying its named executive officers in accordance with the Company’s stated compensation philosophy (as discussed under “Objectives and Philosophy” above). For the reasons described below, however, for compensation paid to and earned by our named executive officers in 2014, the Committee did not review the executive compensation programs or pay levels of any peer companies or perform any comparative compensation assessments.

Since the SS/L Sale in 2012, Loral’s principal asset has been and continues to be its majority ownership interest in Telesat. With the goal of maximizing shareholder value and in order to position the Company for exploration of potential strategic transactions involving the possible monetization of the Company’s interest in Telesat, including possibly through a sale of the Company itself, the Company restructured its corporate office, including reducing the number of employees and overhead costs. Because of this significant corporate office restructuring and because of the possibility of a strategic transaction involving Loral and the potential closing of the corporate office, the Committee believed that it was not necessary or appropriate to perform comparative analyses of executive compensation for our named executive officers. Accordingly, for 2014, the Committee did not retain any compensation consultants to assist in general compensation analyses or reviews and no peer groups were developed or peer companies analyzed.

Consideration of 2014 Say-on-Pay Vote

At our 2014 annual meeting of stockholders, we held a stockholder advisory vote on the compensation of our named executive officers, or say-on-pay, as required by Section 14A of the Exchange Act. Eighty-four percent (84%) of the stockholder votes cast were in favor of our say-on-pay proposal. The Committee considered the non-binding say-on-pay vote as an affirmation of our current executive compensation programs and practices with respect to our named executive officers and made no significant changes to such programs and practices in response to the advisory vote.

Elements of Compensation

Total Direct Compensation

Our total direct compensation consists of two components:

•	base salary; and

•	annual bonus compensation.

In the past, we also provided long-term equity incentive compensation to our named executive officers as a component of total direct compensation. These long-term incentives were provided under our Amended and Restated 2005 Stock Incentive Plan as stock options, restricted stock units or SS/L phantom stock appreciation rights. In 2014, because of the significant restructuring of its corporate office and because of the possibility of a strategic transaction involving Loral and the potential closing of the corporate office, each as discussed above, the Committee believed that it was not necessary or appropriate to, and did not, grant any equity awards to the named executive officers.

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Base Salary

We provide a base salary for services rendered by our named executive officers throughout the year to give them resources upon which to live and to provide a portion of compensation which is assured in order to help provide them with a certain level of financial security. When determining base salary, we may consider a number of factors, to the extent they are relevant to any named executive officer in any year, including market data, prior salary, job responsibilities and changes in job responsibilities, achievement of specified Company goals, individual experience, demonstrated leadership, performance potential, Company performance and retention considerations. These factors are not weighed or ranked in any particular way.

Base salaries for Messrs. Katz and Capogrossi were increased effective as of April 1, 2014 and as of April 1, 2015 by 3% as ordinary course cost of living adjustments.

Annual Bonus Compensation

We provide a discretionary annual cash bonus incentive for our named executive officers under our Management Incentive Bonus or MIB program to motivate and reward our named executive officers for achieving annual, short-term corporate goals. Each named executive officer has a target bonus opportunity. The Committee administers the MIB program, sets target bonus opportunities and determines the amounts payable under the MIB program each year, which may be more or less than the target opportunity. The table below sets forth the target bonus opportunity for 2014 for each named executive officer.

Name	Target Bonus Opportunity (as a % of salary)

Avi Katz	60%
John Capogrossi	50%

The target bonus opportunities for both Messrs. Katz and Capogrossi were the same as those in effect in 2013. In light of the process to explore potential strategic transactions involving the possible sale of Loral in which the Company was engaged in 2014 (see “The Role of Peer Groups, Compensation Consultants, Surveys and Market Analysis” above), the Committee did not believe it would be appropriate or meaningful to adjust these targets for 2014. In January 2015, the Committee reviewed, on a subjective basis, the individual performance of the participants in the MIB program during 2014, including the named executive officers, and specifically noted their excellent performance in their areas of responsibility, including their work and efforts with respect to a potential strategic transaction. The Committee approved, therefore, payment of discretionary bonuses to the named executive officers at the same level as in 2013 (with the only adjustments relating to the ordinary course cost of living increase to base salaries). Thus, as in 2013, these 2014 bonus awards resulted in a bonus payment to each of Messrs. Katz and Capogrossi at an aggregate of 130% of their target bonus opportunities. These bonus amounts are included in the Bonus column of the Summary Compensation Table.

Other Benefits and Perquisites

Our named executive officers receive other benefits also available to other salaried employees, including health insurance, life insurance, vacation pay and sick pay. Also, in order to compete effectively in retaining qualified named executive officers, we provide the named executive officers with universal life insurance policies in various amounts beyond that provided for other employees. Other than the additional life insurance, the Committee has determined that there generally should be no perquisites or similar benefits for named executive officers which are not consistent with those available to other salaried employees. We do not provide the named executive officers with automobiles, aircraft for personal use, personal living accommodations, club memberships or reimbursement of “social expenses” except to the extent that they are specifically, directly and exclusively used to conduct Company business.

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Retirement Benefits

Retirement benefits are intended to recognize long-term service with the Company and to promote the retention of high quality executive officers through retirement. The Committee also believes that providing retirement benefits was critical in initially attracting our executive officers to the Company. The Company maintains two types of qualified retirement plans covering its executive officers: a defined benefit pension plan and a defined contribution savings plan.

As of December 31, 2014, the qualified defined benefit pension plan covered all named executive officers. In 2006, the Company changed this plan, which previously had been administered on a non-contributory basis, to require certain contributions by participants thereby having the effect of sharing the cost of providing qualified pension benefits with the named executive officers.

As of December 31, 2014, the defined contribution savings plan benefited all named executive officers. Named executive officers who make contributions to this plan receive matching contributions from the Company of up to 6% of a participant’s eligible base salary at a rate of 66⅔%.

The qualified defined benefit pension plan is subject to the Internal Revenue Code’s limits on covered compensation and benefits payable. Prior to 2014, pension benefits were also provided through a “non-qualified” plan. The non-qualified plan, also known as the Supplemental Executive Retirement Plan (“SERP”), was designed to “restore” the benefit levels that IRS regulations limited in qualified plans. Under the SERP, each participant was entitled to receive the difference, if any, between the full amount of retirement income due under the pension plan formula without application of the IRS limitations and the amount of retirement income payable to the participant under the pension plan formula when applicable Internal Revenue Code limitations are applied. Our Board approved termination of the SERP in December 2012, and final lump sum payouts were made to participants in December 2013.

In January 2014, the Board approved annual make-whole payments (the “SERP Make-Whole Payments”) to employees, including Loral’s named executive officers, who would have earned SERP benefits had the SERP not been terminated. Specifically, with respect to periods after the final lump sum payouts to participants in December 2013, each employee who would have qualified for a SERP accrual for that period receives a cash payment equal to such employee’s annual accrued benefit at age 65 that would have been calculated for that period under the SERP (had it not been terminated) multiplied by a present value factor reflecting the employee’s life expectancy and current age and the discount rate used by the Company in its financial statements at the beginning of the year. The SERP Make-Whole Payment is paid at the end of the year the benefit is earned, early the following year or upon termination of employment if earlier. Messrs. Katz and Capogrossi received SERP Make-Whole Payments in January 2014 with respect to the 2013 period not covered by the lump sum payouts and in January 2015 with respect to the 2014 fiscal year. SERP Make-Whole Payments are included in the All Other Compensation column of the Summary Compensation Table.

Severance Policy for Named Executive Officers

In June 2006, the Company formally adopted a severance policy for corporate officers, including the named executive officers who were designated by the plan administrator. The policy was amended and restated in August 2011 primarily to include a provision for severance benefits payable to certain of Loral’s named executive officers in the event of termination of employment in connection with or in contemplation of a Corporate Event (defined to include, among other things, a change of control of Loral or the closing or cessation or reduction in the scope of operations, in whole or in part, of Loral’s corporate headquarters). The Loral Space & Communications Inc. Severance Policy for Corporate Officers (Amended and Restated as of August 4, 2011) (the “Loral Severance Policy for Corporate Officers”) provides for severance benefits following the termination of an eligible officer’s employment by Loral without cause. Severance benefits will be provided at different levels, depending on the seniority and length of service of the officer when termination occurs. Severance benefits are not provided in the event employment is terminated due to death, disability or retirement.

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Loral believed it was important and desirable to adopt a severance policy in order to assure Loral’s officers of a degree of certainty relating to their employment situation and thereby secure their dedication, notwithstanding any concerns they might have regarding their continued employment prior to or following termination or a change in control. The amendments were intended to enhance the policies in contemplation of a potential Corporate Event for retention purposes and to keep executives focused on our business and completion of strategic transactions.

Role of Executive Officers in Pay Decisions

Upon the request of the Committee, certain of our employees, including certain executive officers, may compile and organize information, arrange and attend meetings and provide support for the Committee’s work. Ultimately, all compensation decisions for the named executive officers are approved by the Committee.

Tax Aspects of Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits our corporate tax deduction for compensation that is not “performance based” to $1 million annually that is paid to each named executive officer who is a Company employee at year-end. Our bonus and incentive programs are not designed to meet the technical Section 162(m) requirements. In addition to these bonus and incentive programs, there may be other instances in which the Committee determines that it cannot structure compensation to meet Section 162(m) requirements. In those instances, the Committee may elect to structure elements of compensation (such as certain qualitative factors in annual bonuses) to accomplish business objectives that it believes are in our best interests and those of our stockholders, even though doing so may reduce the amount of our tax deduction for such compensation.

In prior years, certain compensation paid to our named executive officers exceeded the $1 million threshold and, accordingly, was not deductible. In 2014, however, all compensation paid to our named executive officers was deductible.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the above “Compensation Discussion and Analysis” contained in this Proxy Statement. Based upon that review and those discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Mark H. Rachesky, M.D., Chairman
John D. Harkey, Jr.

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Compensation Tables

Summary Compensation Table

				Change in
				Pension	All Other
Name and Principal		Salary	Bonus(1)	Value(2)	Compensation(3)	Total
Position	Year	($)	($)	($)	($)	($)

Avi Katz	2014	$550,978	$431,196	$143,000	$124,081	$1,249,255
President, General Counsel and Secretary	2013	$534,930	$418,636	$65,173	$18,922	$1,037,661
	2012	$523,085	$756,443	$415,000	$18,722	$1,713,250

John Capogrossi	2014	$382,243	$249,286	$190,000	$84,220	$905,749
Vice President, Chief Financial Officer,	2013	$359,798	$242,026	$23,302	$12,326	$637,452
Treasurer and Controller	2012	$316,762	$289,085	$305,000	$12,126	$922,973

_______________________________

(1)	In 2012, in addition to discretionary bonuses of $406,443 and $164,085 received by Messrs. Katz and Capogrossi, respectively, under the Company’s MIB program, they were awarded special discretionary bonuses in the amount of $350,000 and $125,000, respectively, in recognition of their performance in connection with the SS/L Sale.

(2)	For 2014, represents the increase in the actuarial present value of benefits under our qualified pension plan between fiscal year-end 2013 and fiscal year-end 2014. For 2013, represents the increase in the actuarial present value of benefits under our qualified pension plan between fiscal year-end 2012 and fiscal year-end 2013 and the increase in value of benefits accrued under our SERP for the period from January 1, 2013 through December 13, 2013, the date through which benefits were accrued under the SERP prior to final lump sum payouts in December 2013. For 2012, represents the aggregate increase in the actuarial present value of benefits under our qualified pension plan and SERP between fiscal year-end 2011 and fiscal year-end 2012. See “Pension Benefits in Fiscal Year 2014” below for further discussion regarding our qualified pension plan and SERP.

(3)	The following table describes each component of the “All Other Compensation” column in the Summary Compensation Table above.

All Other Compensation

		Value of	Company
		Insurance	Matching	SERP
		Premiums	401(k)	Make-Whole
Name	Year	Paid	Contribution s	Payments	Total

Avi Katz	2014	$8,721	$10,401	$104,959	$124,081
	2013	$8,721	$10,201	—	$18,922
	2012	$8,721	$10,001	—	$18,722

John Capogrossi	2014	$2,125	$10,401	$71,694	$84,220
	2013	$2,125	$10,201	—	$12,326
	2012	$2,125	$10,001	—	$12,126

The table above identifies and quantifies the compensation items set forth in the “All Other Compensation” column. These items include the value of life insurance premiums paid by the Company, Company 401(k) matching contributions and SERP Make-Whole Payments (as discussed above in “Executive Compensation – Compensation Discussion and Analysis – Retirement Benefits”).

For the year ended December 31, 2014, Messrs. Katz and Capogrossi received SERP Make-Whole Payments of $39,462 and $22,302, respectively. In addition, in 2014, Messrs. Katz and Capogrossi received SERP Make-Whole Payments with respect to the year ended December 31, 2013 in the amount of $65,497 and $49,392, respectively; these amounts compensate them with respect to 2013 base salary and management incentive bonuses not included in the calculation of the lump sum SERP benefit payment made in December 2013.

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Pension Benefits in Fiscal Year 2014

The table below sets forth information on the pension benefits for the named executive officers under our qualified pension plan (the “Loral pension plan”) as of December 31, 2014.

The Loral pension plan is a funded and tax qualified retirement plan that, as of December 31, 2014, covered 434 participants, including the named executive officers. The Loral pension plan provides benefits based primarily on a formula that takes into account the executive’s earnings for each year of service. Annual benefits under the current contributory formula (meaning a required 1% post-tax contribution by the named executive officers) are accrued year-to-year during the years of credited service until retirement. At retirement, under the plan’s normal form of retirement benefit (life annuity), the aggregate of all annual benefit accruals becomes the annual retirement benefit payable on a monthly basis for life with a guaranteed minimum equal to the executive’s contributions. The current contributory formula for Loral named executive officers and other participants in the Loral pension plan calculated each year provides a benefit of 1.2% of eligible compensation up to the Social Security Wage Base (SSWB) and 1.45% of eligible compensation of amounts over the SSWB for those with less than 15 years of service, or 1.5% of the eligible compensation up to the SSWB and 1.75% of eligible compensation of amounts over the SSWB to the IRS-prescribed limit for those with 15 or more years of service. Eligible compensation for Loral named executive officers includes base salary and bonuses paid under our MIB program in that year. For 2014, the SSWB was $117,000 and the IRS-prescribed compensation limit was $260,000. For example, if an individual accrued $1,000 per year for 15 years and then retired, his annual retirement benefit for life would be $15,000. In 2014, each named executive officer was required to contribute and contributed $2,600 to the Loral pension plan. Prior to July 1, 2006, there was no contribution requirement for any participant to receive this formula.

The normal retirement age as defined in the Loral pension plan is 65. Eligible employees who have achieved ten years of service by the time they reach age 55 are eligible for an early retirement benefit at 50% of the benefit they would receive at age 65. The early retirement benefit increases incrementally (but not linearly) from 50% at age 55 to 100% at age 65 depending on an employee’s age at the time he or she elects early retirement. Currently, Messrs. Katz and Capogrossi are eligible for early retirement under the Loral pension plan. In addition to a life annuity, the plan offers other forms of benefit, including spousal survivor annuity options and beneficiary period-certain options.

The table below indicates the named executive officers’ years of credited service under our pension plan and the present value of their accumulated benefits, in each case as of December 31, 2014.

2014 Pension Benefits

	Number of
	Years of	Present Value of
	Credited	Accumulated
	Service(1)	Benefit(2)
Name	(#)	($)

Avi Katz	18	$507,000

John Capogrossi	26	$853,000

(1)	The number of years of credited service is rounded to the nearest whole number as of December 31, 2014.

(2)	The accumulated benefit for Messrs. Katz and Capogrossi is based on service and earnings (base salary and bonus, as described above) considered by the qualified pension plan for the period through December 31, 2014. The accumulated benefit includes the value of contributions made by the named executive officers throughout their careers.

The present value of accumulated benefit for the qualified pension plan for Messrs. Katz and Capogrossi has been calculated assuming that each of them retires and starts receiving benefits at age 65, the age at which retirement may occur without any reduction in benefits. The present value calculation also assumes that the benefit is payable under the available forms of annuity and is consistent with the assumptions as described in Note 13 to the financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014. As described in such Note, the interest rate assumption is 4.00%.

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Potential Change in Control and other Post Employment Payments

None of our named executive officers has an employment or other agreement with the Company that provides for potential post-termination payments. Post-termination payments for our named executive officers, as of December 31, 2014, were governed by Loral’s Severance Policy for Corporate Officers. In this section, we provide details of these arrangements.

As noted above in the Compensation Discussion and Analysis, the Company maintains the Loral Severance Policy for Corporate Officers, which provides for potential severance benefits for the named executive officers following the termination of an eligible officer’s employment by the Company without cause, including termination without cause in connection with or in contemplation of a Corporate Event (defined to include, among other things, a change of control of Loral or the closing or cessation or reduction in the scope of operations, in whole or in part, of Loral’s corporate headquarters), in each case, subject to the execution of a release of claims against the Company.

Pursuant to this policy, in the event of such termination, Messrs. Katz and Capogrossi will be entitled to cash severance payments aggregating to the sum of (x) twelve months’ pay (defined as base salary plus average annual incentive bonus compensation paid over the last two years of employment) and (y) twelve months’ base salary. If such termination is in connection with a Corporate Event, the entire payment will be made in a lump sum within twenty days of termination and will not be subject to mitigation for subsequent employment. To the extent that such termination is not in connection with a Corporate Event, payment will be made in installments as follows. The terminated officer will receive an initial lump sum payment within twenty days of termination, not subject to mitigation, equal to the greater of (A) six months’ pay and (B) the sum of three months’ pay plus two weeks’ base salary for every year of service with the Company plus one twelfth of two weeks’ base salary for every month of service with the Company in excess of his full years of service with the Company. If the officer is unemployed after six months (or if the officer is employed at a rate of pay that is less than his rate of pay immediately prior to termination), the remainder of his cash severance (the “Remainder”) will be paid in biweekly installments over eighteen months beginning on the six-month anniversary of termination, the first thirteen payments, if any, aggregating to the lesser of six months’ pay and such Remainder, and the next twenty-six payments, if any, aggregating to the lesser of one year’s base salary and the excess of the Remainder over six months’ pay. For terminations not in connection with a Corporate Event, the Remainder is subject to reduction by any amount of compensation then being received by the officer from other employment (including self-employment).

A terminated officer will also be entitled to continued participation in the Company’s medical, prescription, dental and vision insurance coverage. The officer may, if eligible, elect to participate in the Company’s Retiree Medical Plan by electing to receive benefits from the Loral pension plan. Alternatively, the officer may elect COBRA continuation coverage, and, during the “severance period,” the Company will pay the officer each month an amount equal to the excess, if any, of the full monthly COBRA premiums for such coverage under the Company’s benefit plans under which such medical and dental coverage is provided, as in effect from time to time, over the amount of the portion of such premiums the officer would pay if the officer were an active employee. The term “severance period” for purposes of insurance continuation means, for an officer with the title of Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer or Executive Vice President, the earlier of twenty-four months following termination and when an individual becomes eligible for coverage under the plans offered by a subsequent employer. During the “severance period,” the officer will also be entitled to continued company-provided executive life insurance benefits, to the extent the officer was receiving such benefits prior to his termination.

No executive officer is entitled to a tax gross-up payment in the event that he becomes subject to any parachute payment excise taxes under Section 4999 of the Internal Revenue Code.

25

Potential Severance Payments

upon Termination

(As of December 31, 2014)(1)

Severance for
Termination
Without Cause(2)
Name	($)

Avi Katz	$1,530,546

John Capogrossi	$1,012,690

(1)	None of the named executive officers were entitled to a tax gross up with respect to the potential severance payments upon termination as of December 31, 2014, and no equity awards were subject to accelerated vesting upon such termination.

(2)	Amounts do not include the value of continued medical and life insurance coverage post-termination. The value of such coverage is $110,633 for Mr. Katz and $33,821 for Mr. Capogrossi. Severance amounts for Messrs. Katz and Capogrossi assume full payment of the portion subject to mitigation under our severance policy in the event of a termination that is not in connection with a Corporate Event.

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OWNERSHIP OF VOTING COMMON STOCK

Principal Holders of Voting Common Stock

The following table shows, based upon filings made with the Company, certain information as of March 31, 2015 concerning persons who may be deemed beneficial owners of 5% or more of the outstanding shares of Voting Common Stock because they possessed or shared voting or investment power with respect to the shares of Voting Common Stock.

	Amount and Nature	Percent
	of Beneficial	of
Name and Address	Ownership	Class(1)

Various funds affiliated with
MHR Fund Management LLC and Mark H. Rachesky, M.D.(2)
40 West 57th Street, 24th Floor, New York, NY 10019	8,144,719	38.0	%(3)

Various entities affiliated with Highland Capital Management, L.P. and
James D. Dondero(4) 300 Crescent Court, Suite 700 Dallas, TX 75201	2,101,359	9.8%

Solus Alternative Asset Management LP., Solus GP LLC and
Christopher Pucillo(5) 410 Park Avenue, 11th Floor, New York, NY 10022	1,576,431	7.4%

(1)	Percent of class refers to percentage of class beneficially owned as the term beneficial ownership is defined in Rule 13d-3 under the Securities Exchange Act of 1934 and is based upon the 21,414,212 shares of Voting Common Stock outstanding as of March 31, 2015.

(2)	Information based on Amendment Number 21 to Schedule 13D, filed with the SEC on January 30, 2015, relating to securities held for the accounts of each of MHR Capital Partners Master Account II Holdings LLC (“Master Account II Holdings”), a Delaware limited liability company, MHR Capital Partners (100) LP (“Capital Partners (100)”), MHR Institutional Partners LP (“Institutional Partners”), MHRA LP (“MHRA”), MHRM LP (“MHRM”), MHR Institutional Partners II LP (“Institutional Partners II”), MHR Institutional Partners IIA LP (“Institutional Partners IIA”) and MHR Institutional Partners III LP (“Institutional Partners III”), each (other than Master Account II Holdings) a Delaware limited partnership. MHR Capital Partners Master Account II LP (“Master Account II”), a limited partnership organized in the Republic of the Marshall Islands, is the sole member of Master Account II Holdings, and, in such capacity, may be deemed to beneficially own the shares of Common Stock held for the account of Master Account II Holdings. MHR Advisors LLC (“Advisors”) is the general partner of each of Master Account II and Capital Partners (100), and, in such capacity, may be deemed to beneficially own the shares of Common Stock held for the accounts of each of Master Account II Holdings and Capital Partners (100). MHR Institutional Advisors LLC (“Institutional Advisors”) is the general partner of each of MHR Institutional Partners LP (“Institutional Partners”), MHRA and MHRM, and, in such capacity, may be deemed to beneficially own the shares of Common Stock held for the accounts of each of Institutional Partners, MHRA and MHRM. MHR Institutional Advisors II LLC (“Institutional Advisors II”) is the general partner of each of Institutional Partners II and Institutional Partners IIA, and, in such capacity, may be deemed to beneficially own the shares of Common Stock held for the accounts of each of Institutional Partners II and Institutional Partners IIA. MHR Institutional Advisors III LLC (“Institutional Advisors III”) is the general partner of Institutional Partners III, and, in such capacity, may be deemed to beneficially own the shares of Common Stock held for the account of Institutional Partners III. MHR is a Delaware limited liability company that is an affiliate of and has an investment management agreement with Master Account II, Capital Partners (100), Institutional Partners, MHRA, MHRM, Institutional Partners II, Institutional Partners IIA and Institutional Partners III, and other affiliated entities, pursuant to which it has the power to vote or direct the vote and to dispose or to direct the disposition of the shares of Common Stock reported herein and, accordingly, MHR may be deemed to beneficially own the shares of Common Stock reported herein which are held for the account of each of Master Account II Holdings, Capital Partners (100), Institutional Partners, MHRA, MHRM, Institutional Partners II, Institutional Partners IIA and Institutional Partners III. MHR Holdings LLC (“MHR Holdings”), a Delaware limited liability company, is the managing member of MHR and, in such capacity, may be deemed to beneficially own any shares of Common Stock that are deemed to be beneficially owned by MHR.

MHRC LLC (“MHRC”) is the managing member of Advisors and, in such capacity, may be deemed to beneficially own the shares of Common Stock held for the accounts of each of Master Account II Holdings and Capital Partners (100). MHRC I LLC (“MHRC I”) is the managing member of Institutional Advisors and, in such capacity, may be deemed to beneficially own the shares of Common Stock held for the accounts of Institutional Partners, MHRA and MHRM. MHRC II LLC (“MHRC II”) is the managing member of Institutional Advisors II and, in such capacity, may be deemed to beneficially own the shares of Common Stock held for the accounts of each of Institutional Partners II and Institutional Partners IIA.

27

Mark H. Rachesky. M.D. (“Dr. Rachesky”) is the managing member of MHRC and, in such capacity, may be deemed to beneficially own the shares of Common Stock held for the accounts of each of Master Account II Holdings and Capital Partners (100). Dr. Rachesky is the managing member of MHRC II and, in such capacity, may be deemed to beneficially own the shares of Common Stock held for the accounts of each of Institutional Partners II and Institutional Partners IIA. Dr. Rachesky is the manager of MHRC I and, in such capacity, may be deemed to beneficially own the shares of Common Stock held for the accounts of each of Institutional Partners, MHRA and MHRM. Dr. Rachesky is the managing member of Institutional Advisors III and, in such capacity, may be deemed to beneficially own the shares of Common Stock held for the account of Institutional Partners III. Dr. Rachesky is the managing member of MHR Holdings, and, in such capacity, may be deemed to beneficially own the shares of Common Stock held for the accounts of each of Master Account II Holdings, Capital Partners (100), Institutional Partners, MHRA, MHRM, Institutional Partners II, Institutional Partners IIA and Institutional Partners III.

(3)	Various funds affiliated with MHR also own 9,505,673 shares of Non-Voting Common Stock, which, when taken together with the shares of Voting Common Stock owned by all funds affiliated with MHR, represent approximately 57.1% of the issued and outstanding shares of Voting Common Stock and Non-Voting Common Stock of Loral as of March 31, 2015. The above calculation does not include 35,102 restricted stock units awarded to Dr. Rachesky that are payable, in the sole discretion of the Company, in cash or in stock.

(4)	Information based solely on a Schedule 13G/A (Amendment No. 3), filed with the SEC on February 17, 2015, by Highland Global Allocation Fund, Highland Capital Management Fund Advisors, L.P., Strand Advisors XVI, Inc., NexPoint Credit Strategies Fund, NexPoint Advisors, L.P., NexPoint Advisors GP, LLC, Highland Capital Management, L.P., Strand Advisors, Inc. and James D. Dondero (collectively, the “Highland Reporting Persons”). According to the Schedule 13G/A, Mr. Dondero may be deemed to be the beneficial owner of, and he has shared power to vote and dispose of, the aggregate 2,101,359 shares of Voting Common Stock held by the Highland Reporting Persons.

(5)	Information based solely on a Schedule 13G/A (Amendment No. 7), filed with the SEC on February 12, 2015, by Solus Alternative Asset Management LP, Solus GP LLC and Christopher Pucillo (the “Solus Reporting Persons”) relating to securities held, as of December 31, 2014, by investment funds and/or accounts managed on a discretionary basis. According to the Schedule 13G/A, the Solus Reporting Persons have shared voting and dispositive power with respect to the shares held, and one such account, SOLA LTD, had the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of more than 5% of the Voting Common Stock.

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Voting Common Stock Ownership by Directors and Executive Officers

The following table presents the number of shares of Voting Common Stock beneficially owned by the directors, the nominees for director, the named executive officers and all directors, nominees for director and named executive officers as a group as of March 31, 2015. Individuals have sole voting and dispositive power over the stock unless otherwise indicated in the footnotes.

	Amount and Nature
	of Beneficial		Percent of
Name of Individual	Ownership		Class(1)

John Capogrossi	7,803		*

Hal Goldstein	6,000	(2)	*

John D. Harkey, Jr.	6,000	(3)	*

Avi Katz	0		*

Mark H. Rachesky, M.D.	8,144,719	(4)	38.0%

Arthur L. Simon	0	(5)	*

John P. Stenbit	6,000	(6)	*

Michael B. Targoff	124,766	(7)	*

Janet T. Yeung (8)	13,885		*

All directors, named executive officers and other executive officers as a group (9 persons)	8,309,173	(9)	38.8%

*	Represents holdings of less than one percent.

(1)	Percent of class refers to percentage of class beneficially owned as the term beneficial ownership is defined in Rule 13d-3 under the Securities Exchange Act of 1934 and is based upon the 21,414,212 shares of Voting Common Stock outstanding as of March 31, 2015.

(2)	Does not include 8,951 vested restricted stock units, payable, in the sole discretion of the Company, in cash or in stock.

(3)	Does not include 14,040 vested restricted stock units, payable, in the sole discretion of the Company, in cash or in stock.

(4)	Includes 8,129,719 shares of Voting Common Stock held by funds affiliated with MHR and 15,000 shares of Voting Common Stock held directly by Dr. Rachesky. Does not include 35,102 vested restricted stock units held directly by Dr. Rachesky, payable, in the sole discretion of the Company, in cash or in stock. Does not include 9,505,673 shares of Non-Voting Common Stock held by funds affiliated with MHR. Dr. Rachesky is deemed to be the beneficial owner of Voting Common Stock and Non-Voting Common Stock held by the funds affiliated with MHR by virtue of his status as the managing member of MHRC, MHRC II, Institutional Advisors III and MHR Holdings and as manager of MHRC I. See “Ownership of Voting Common Stock – Principal Holders of Voting Common Stock” above.

(5)	Does not include 12,080 vested restricted stock units, payable, in the sole discretion of the Company, in cash or in stock.

(6)	Includes 6,000 shares of Voting Common Stock owned by a trust for the benefit of Mr. Stenbit’s wife of which Mr. Stenbit disclaims beneficial ownership. Does not include 14,040 vested restricted stock units, payable, in the sole discretion of the Company, in cash or in stock.

(7)	Includes 81,872 shares owned directly, 17,000 shares owned by a trust of which Mr. Targoff is a trustee and of which Mr. Targoff disclaims beneficial ownership and 25,894 shares owned by a charitable foundation of which Mr. Targoff is president and of which Mr. Targoff disclaims beneficial ownership.

(8)	Ms. Yeung is a nominee for Class III Director. See “Proposal 1 – Election of Directors” above.

(9)	Does not include 84,213 vested restricted stock units, payable, in the sole discretion of the Company, in cash or in stock.

29

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We do not have a written policy for review, approval or ratification of related person transactions. Related persons include our major stockholders and directors and officers, as well as immediate family members of directors and officers. Transactions with related persons are, however, generally evaluated and assessed by the independent directors on our Board. If a determination is made that a related person has a material interest in any transaction with the Company, then our independent directors would review, approve or ratify the transaction and it would be disclosed in accordance with applicable SEC rules. If the related person at issue is one of our directors, or a family member of a director, then that director would not participate in discussions concerning the transaction.

MHR Fund Management LLC

In connection with the transaction in which Loral acquired its interest in Telesat Holdings, on October 31, 2007, Loral and certain of its subsidiaries, Public Sector Pension Investment Board (“PSP”) and one of its subsidiaries, two third-party investors, Telesat Holdings and certain of its subsidiaries, including Telesat, and MHR entered into a Shareholders Agreement (the “Shareholders Agreement”). Under the Shareholders Agreement, subject to certain exceptions, in the event that either (i) ownership or control, directly or indirectly, by Dr. Rachesky of Loral’s voting stock falls below certain levels other than in connection with certain specified circumstances, including an acquisition by a Strategic Competitor (as defined in the Shareholders Agreement) or (ii) there is a change in the composition of a majority of the members of the Loral Board over a consecutive two-year period without the approval of the incumbent directors, Loral will lose its veto rights relating to certain extraordinary actions by Telesat Holdings and its subsidiaries. In addition, after either of these events, PSP will have certain rights to enable it to exit from its investment in Telesat Holdings, including a right to cause Telesat Holdings to conduct an initial public offering in which PSP’s shares would be the first shares offered or, if no such offering has occurred within one year due to a lack of cooperation from Loral or Telesat Holdings, to cause the sale of Telesat Holdings and to drag along the other shareholders in such sale, subject to Loral’s right to call PSP’s shares at fair market value.

The Shareholders Agreement provides for a board of directors of each of Telesat Holdings and certain of its subsidiaries, including Telesat, consisting of 10 directors, three nominated by Loral, three nominated by PSP and four independent directors to be selected by a nominating committee comprised of one PSP nominee, one nominee of Loral and one of the independent directors then in office. Each party to the Shareholders Agreement is obligated to vote all of its Telesat Holdings shares for the election of the directors nominated by the nominating committee. Pursuant to action by the board of directors taken on October 31, 2007, Dr. Rachesky, who is non-executive Chairman of the Board of Loral, was appointed non-executive Chairman of the Board of Directors of Telesat Holdings and certain of its subsidiaries, including Telesat. In addition, Mr. Targoff, Loral’s Vice Chairman, serves on the board of directors of Telesat Holdings and certain of its subsidiaries, including Telesat.

Dr. Rachesky, President of MHR, and Mr. Goldstein, a managing principal of MHR until May 2012, are directors of Loral and, in that capacity, received compensation from Loral. Ms. Yeung, principal and General Counsel of MHR, is a nominee for a Class III directorship and, if elected, will, in her capacity as a director, receive compensation from Loral in 2015. See “Director Compensation” above.

Consulting Agreement

On December 14, 2012, Loral entered into a consulting agreement with Michael B. Targoff, Vice Chairman of the Company and former Chief Executive Officer and President. Pursuant to this agreement, Mr. Targoff is engaged as a part-time consultant to the Board to assist the Board with respect to the oversight of strategic matters relating to Telesat and Xtar. Under the consulting agreement, Mr. Targoff receives consulting fees of $120,000 per month before deduction of certain expenses for which he reimburses the Company. For the year ended December 31, 2014, Mr. Targoff earned $1,440,000 (before his expense reimbursement to Loral of $204,000). Effective January 1, 2015, Mr. Targoff reimburses the Company for net expenses of $63,000 per year.

30

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of our Voting Common Stock to file reports with the SEC. Based solely on a review of the copies of reports furnished to us and written representations that no other reports were required, Loral believes that, during 2014, all filing requirements were met on a timely basis.

Solicitation of Proxies

The Company pays all of the costs of soliciting proxies. We will ask banks, brokers and other nominees and fiduciaries to forward the proxy materials to the beneficial owners of our Voting Common Stock and to obtain the authority of executed proxies. We will reimburse them for their reasonable expenses. We have also retained Georgeson Inc. to solicit proxies on our behalf and will pay it a fee of approximately $3,500 for such services.

Stockholder Proposals for 2016 Annual Meeting

Any stockholder who intends to present a proposal for inclusion in our proxy materials for our 2016 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must deliver the proposal to the Corporate Secretary of the Company at our principal executive offices, located at Loral Space & Communications Inc., 888 Seventh Avenue, New York, New York 10106, not later than December 11, 2015. The notice and the proposal must satisfy the requirements specified in Rule 14a-8.

Any stockholder who intends to nominate a candidate for director election at the 2016 Annual Meeting of Stockholders or who intends to submit a proposal pursuant to our Bylaws without including such proposal in our proxy materials pursuant to Rule 14a-8 must deliver timely notice of the nomination or the proposal to the Corporate Secretary of the Company at our principal executive offices, located at Loral Space & Communications Inc., 888 Seventh Avenue, New York, New York 10106, in the form provided in, and by the date required by, our Bylaws. To be timely, a stockholder’s notice must be delivered not later than the close of business on the ninetieth (90th) day (February 14, 2016), nor earlier than the close of business on the one hundred twentieth (120th) day (January 15, 2016), prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company. The written notice must include certain information and satisfy the requirements set forth in our Bylaws, a copy of which will be sent to any stockholder upon written request to the Corporate Secretary of the Company.

Communications with the Board

Stockholders and other interested parties wishing to communicate with the Board of Directors, the non-management directors or with an individual Board member concerning the Company may do so by writing to the Board, to the non-management directors or to the particular Board member and mailing the correspondence to Loral Space & Communications Inc., 888 Seventh Avenue, New York, New York 10106, Attention: President, General Counsel and Secretary. If from a stockholder, the envelope should indicate that it contains a stockholder communication. All such communication will be forwarded to the director or directors to whom the communications are addressed.

31

Code of Ethics

Loral has adopted a Code of Conduct for all of its employees, including all of its executive officers. This Code of Conduct is available on the Investor Relations — Corporate Governance section of our web site at www.loral.com. Any amendments or waivers to this Code of Conduct with respect to Loral’s principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions) will be posted on such web site. One may also obtain, without charge, a copy of this Code of Conduct by contacting our Investor Relations Department at (212) 697-1105.

Householding

Under SEC rules, a single set of proxy statements and annual reports may be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as “householding,” reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. At the present time, we do not “household” for any of our stockholders of record. If a stockholder holds shares in street name, however, such beneficial holder’s bank, broker or other nominee may be delivering only one copy of our Proxy Statement and Annual Report on Form 10-K to multiple stockholders of the same household who share the same address, and may continue to do so, unless such stockholder’s bank, broker or other nominee has received contrary instructions from one or more of the affected stockholders in the household. We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and our Annual Report on Form 10-K to a stockholder at a shared address to which a single copy of the documents was delivered. A beneficial holder who wishes to receive a separate copy of our Proxy Statement and Annual Report on Form 10-K, now or in the future, should submit this request by writing to Loral Space & Communications Inc., 888 Seventh Avenue, New York, New York 10106, Attention: Investor Relations Department, or by calling our Investor Relations Department at (212) 697-1105. Beneficial holders sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future should contact their bank, broker or other nominee directly to request that only a single copy of each document be mailed to all stockholders at the shared address in the future. Stockholders of record receiving multiple copies of our Proxy Statement and Annual Report on Form 10-K may request householding by contacting our Investor Relations Department either in writing or by telephone at the above address or phone number.

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Loral Space & Communications Inc.

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IMPORTANT ANNUAL MEETING INFORMATION 000004

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ENDORSEMENT_LINE______________ SACKPACK_______________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
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ADD 6

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 3.

1. Election of Two Class III Directors:

	For	Withhold
01 - Dr. Mark H. Rachesky	☐	☐
02 - Janet T. Yeung	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name or names appear hereon. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such; if by a corporation, by an authorized officer; if by a partnership, in partnership name by an authorized person. For joint owners, all co-owners must sign.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 J N T

2 2 C V 2 3 4 9 9 6 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

021J3B

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Loral Space & Communications Inc.

Notice of 2015 Annual Meeting of Stockholders

Revocable Proxy Solicited by Board of Directors for Annual Meeting — May 14, 2015

Avi Katz and John Capogrossi, and each of them, are hereby appointed the proxies of the undersigned, with full power of substitution on behalf of the undersigned to vote, as designated below, all the shares of the undersigned at the Annual Meeting of Stockholders of LORAL SPACE & COMMUNICATIONS INC. (the "Company"), to be held at the offices of *Willkie Farr & Gallagher LLP*, 787 Seventh Avenue, New York, New York, at 10:30 A.M., on Thursday, May 14, 2015 and at all adjournments or postponements thereof, in the manner provided below and in such person's or persons' sole discretion upon any other matter that may properly come before such meeting or any adjournment or postponement thereof, including to vote for the election of a substitute nominee for director as such person or persons may select in the event a nominee becomes unable to serve.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is indicated, this PROXY will be voted *FOR* the election of nominees listed hereon and *FOR* Proposals 2 and 3.

The stockholder(s) signed on the reverse side of this proxy acknowledge(s) receipt of the Notice of Annual Meeting and accompanying Proxy Statement.

(Items to be voted appear on reverse side.)